FOR IMMEDIATE RELEASE

Media Contact:                          Shareholder Contact:

Mary Ann Susco                          Marco Acosta
212-850-1382                            800-597-6068
suscom@jwseligman.com                   acostam@jwseligman.com

                Seligman Quality Municipal Fund, Inc. (NYSE: SQF)
                        Renews Management Agreement and
                       Adopts Amended and Restated Bylaws

NEW YORK, November 17, 2005 - The Board of Directors of Seligman Quality Municipal Fund, Inc. (NYSE: SQF) announced today that it has renewed the Fund's management agreement and adopted amended and restated bylaws.

The Board of Directors renewed the Fund's Management Agreement with J. & W. Seligman & Co. Incorporated ("Seligman"). Under the Management Agreement, effective January 1, 2006, Seligman will be paid for its services a fee of 0.55% per annum of the Fund's average daily net assets (inclusive of the value attributable to the Fund's Preferred Stock).

The amended and restated bylaws provide that stockholder proposals for the 2006 annual meeting of stockholders must be sent to the corporate secretary of the Fund between November 18, 2005 and 5:00 p.m. on December 31, 2005, unless the meeting date is more than 30 days after the anniversary of the 2005 annual meeting. For other future annual meetings, notice must be made not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year's annual meeting, unless the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary of the date of the preceding annual meeting.

The Fund's previous bylaws required stockholder proposals to be submitted 60 to 90 days before the anniversary of the prior year's annual meeting. The information concerning advance notice requirements for stockholder proposals in the proxy statement for the Fund's 2005 annual meeting is superseded by this announcement. The amended and restated bylaws also expand certain information required to be provided by a stockholder making a proposal, and revise procedures for the verification of information provided by the stockholder making a proposal.

The advance notice provision has been revised to permit the Fund's stockholders and directors to consider every stockholder proposal on an informed basis and in an organized fashion, taking into account all factors that they deem relevant, including the interests of all affected constituencies.

The Fund's bylaws do not affect the notice periods for stockholder proposals to be included in the Fund's proxy statements under the rules of the Securities and Exchange Commission (the "SEC"). The Fund's amended and restated bylaws differ in a number of other respects from the prior bylaws. They have been filed with the SEC as an exhibit to a Current Report on Form 8-K of the Fund dated November 17, 2005 (the "Form 8-K").

The Form 8-K also includes as an exhibit a letter from the Fund responding to a shareholder's letter, dated September 19, 2005, to the Fund's Board of Directors. The Fund's letter states, among other things, that after discussing the shareholder's letter, the Board reaffirmed its view that the Fund should continue in closed-end form. The Form 8-K is available at the SEC's website at www.sec.gov.

                                     -more-

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Seligman Quality Municipal Fund is managed by J. & W. Seligman & Co.
Incorporated, a New York based investment manager and advisor, which was founded in 1864.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain information about the Fund (including its investment objectives, risks, charges, expenses, and other information) by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068.

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